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STOCK PURCHASE AGREEMENT

BY AND AMONG

SIGNAL APPAREL COMPANY, INC.

LEE ELLIS AND JIMMY METYKO



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STOCK PURCHASE AGREEMENT

	 THIS STOCK PURCHASE AGREEMENT (the "Agreement") dated as of October 31, 1997 (the "Effective Date"), is by and among SIGNAL APPAREL COMPANY, INC., an Indiana corporation (the "Pur-chaser"), LEE ELLIS, an individual residing in Houston, Texas ("Ellis"), and JIMMY METYKO, an individual residing in Houston, Texas ("Metyko") (Ellis and Metyko being collectively referred to herein as the "Selling Shareholders").

W I T N E S S E T H:

		WHEREAS, Big Ball Sports, Inc., a Texas corporation ("Big Ball"), has issued 1,000 shares of common stock, no par value ("BB Stock"), which constitutes all of the issued and outstanding shares of capital stock of Big Ball;

		WHEREAS, as of the Effective Date, the Selling
Shareholders own 666 2/3 shares of BB Stock, constituting sixty-six and two thirds percent (66-2/3%) of the issued and outstanding shares of BB Stock;

		WHEREAS, Print The Planet, Inc., a Texas corporation ("Print The Planet"), has issued 1,000 shares of common stock, no par value ("PTP Stock"), which constitutes all of the issued and outstanding shares of capital stock of Print the Planet;

		WHEREAS, as of the Effective Date, Ellis owns 1,000 shares of PTP Stock, constituting one hundred percent (100%) of the issued and outstanding shares of PTP Stock;

	      WHEREAS, the Selling Shareholders desire to sell to the Purchaser, and the Purchaser desires to acquire from the Selling
Shareholders, all shares of BB Stock owned by the Selling
Shareholders, on the terms and subject to the conditions set forth herein;

		WHEREAS, Ellis desires to sell to the Purchaser, and the Purchaser desires to acquire from Ellis, all shares of PTP
Stock owned by Ellis (all of such shares of BB Stock and PTP
Stock to be acquired by the Purchaser pursuant to this Agreement are collectively referred to herein as the "Purchased Shares"), on the terms and subject to the conditions set forth herein;

		WHEREAS, the Selling Shareholders and the Purchaser desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

		1.      PURCHASE AND SALE.

		a.      CONSIDERATION.  On the Closing Date (as
defined in Section 3), the Selling Shareholders agree to convey and deliver or cause to be conveyed and delivered to the Purchaser, free and clear of any liens, security interests, claims and encumbrances, certificates

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representing the Purchased Shares.  In consideration for the
Purchased Shares and in reliance upon the representations and warranties of the Selling Shareholders contained herein, the Purchaser agrees to pay to each of the Selling Shareholders the sum of $10.00 and to perform the other covenants and agreements set forth herein.

	  b. CERTIFICATES. The certificates representing the Purchased Shares shall each be duly endorsed in blank by the Selling Shareholder in whose name the applicable certificate is registered, or accompanied by stock powers duly executed in blank. Each of the Selling Shareholders agrees to cure or to cause to be cured any deficiencies with respect to the endorsement of the certificate(s) representing the Purchased Shares held by such Selling Shareholder or with respect to the stock powers accompanying any such certificate(s).

	  c.      EMPLOYMENT AGREEMENTS.  At the Closing, Big
Ball, the Purchaser and the Selling Shareholders will execute and deliver employment agreements in the form attached hereto as
EXHIBIT 1(C).

	  2. ASSETS. At the Closing (as defined in Section 3), the assets of the Companies (the "Companies' Assets") will consist of all of the properties, assets and other rights owned or leased by Big Ball and Print the Planet (individually, a "Company" and collectively, the "Companies"), whether or not used in connection with the Companies' business, including, without limitation, the following:

	   a. All apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles, tools, memorabilia, art, artifacts (including all memorabilia, art and artifacts addressed to one or more of the Companies) and other tangible personal property owned or utilized by either of the Companies (collectively, the Tangible Personal Property"), which Tangible Personal Property shall include the Tangible Personal Property described on SCHEDULE 2.A. attached hereto;

	    b. All inventories (whether on hand, on order or in the hands of third parties) and supplies, including inventories and supplies that are works-in-process, that are owned by either of the Companies (collectively, the "Inventory"), which Inventory shall consist in all material respects of the Inventory described on SCHEDULE 2.B. attached hereto, together with all records relating to such Inventory (it being recognized and agreed that Inventory sold in the ordinary course of business since September 30 will not be included within the Inventory of the Companies even though reflected on SCHEDULE 2.B., and Inventory acquired since September 30, 1997 [but not yet sold] will be included within Inventory even though not reflected on
SCHEDULE 2.B);

	    c. All contracts, agreements, leases of personal property, leases of real property, service agreements, licenses granted to third parties and other contracts, agreements or commitments, whether oral or written, to which either of the Companies is a party which are in effect on the Closing Date (collectively, the "Contracts"), which Contracts shall include the contracts and agreements described on SCHEDULE 2.C. attached hereto; together with all deposits made by either of the Companies with third parties in connection with any Contract or made by third parties with either of the Companies in connection with any Contract

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(collectively, the "Companies' Deposits"), which Companies'
Deposits shall include, without limitation, the deposits described on SCHEDULE 2.C.;

	     d. All letters of credit and performance bonds issued on behalf of the business of either of the Companies and pursuant to which the business of either of the Companies is a sole beneficiary, including, without limitation, the letters of credit and performance bonds described on SCHEDULE 2.D. attached hereto;

	    e. All proprietary information and licenses from third persons, which shall consist in all material respects of the proprietary information and licenses described on SCHEDULE
2.E. attached hereto;

	    f.      All computer operating applications and
programs, source codes and object codes, including systems documentation and instructions utilized by the Companies, including without limitation, the computer operating applications and programs described on SCHEDULE 2.F. attached hereto;

	    g. All existing accounting books and records, cost information, sales and pricing data, customer demographic studies, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

	    h. All lists of the suppliers and contractors of both Companies, together with all contracts and agreements with the foregoing to which the Companies (or either of them) are a party which are in effect on the Closing Date;

	     i. Any prepaid expenses for periods after the Closing Date;

	     j. All accounts and notes receivable, including without limitation, the accounts and notes receivable described on SCHEDULE 2.J. attached hereto;

	     k. All licenses, permits, certifications, approvals and authorizations which are owned, held or utilized by either of the Companies, including, without limitation, the licenses and permits described on SCHEDULE 2.K. attached hereto;

	     l. All claims and rights which either of the Companies may have against any person or entity;

	     m.      All marketing plans and campaigns,
endorsement arrangements, and advertising contracts and commitments and all market and customer demographic analyses, including, but not limited to, arrangements with athletes and other sports related celebrities as set forth on SCHEDULE 2.M.;

	     n. All rights possessed by either of the Companies with respect to all logos, patents, patent applica-tions, patent licenses, trademarks, service marks, trademark applications, trademark licenses, trade names, brand names, copyrights and inventions and other intellectual property owned, applied for or used by the Companies described on SCHEDULE 2.N.

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attached hereto (together with the goodwill associated
therewith), and all marketing literature and other materials owned, licensed or otherwise utilized by the Companies;

	     o. All other tangible and intangible property and assets owned by either of the Companies; and

	     p. All cash on hand, including cash on deposit and petty cash.

	     3. THE CLOSING. Unless this Agreement shall have been earlier terminated pursuant to Section 11, the closing of the transactions provided for in Section 1 of this Agreement (herein called the "Closing") shall take place at the offices of Boyar, Simon & Miller, 4265 San Felipe, Suite 1200, Houston,
Texas 77027, at 10:00 a.m. on November 3, 1997, or such other place or date as the parties may approve in writing (the "Closing Date").

	     4. REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS. The Selling Shareholders, jointly and severally (except that the representations of Metyko contained herein shall not be applicable to Print the Planet), represent and warrant to the Purchaser that:

	     a. REPRESENTATIONS WITH RESPECT TO THE PURCHASED SHARES. The shares listed to the right of their name on SCHEDULE 4.A. attached hereto are owned of record and beneficially by the applicable Selling Shareholder; the Selling Shareholders have full legal right, power and authority to enter into this Agreement; at the Closing, the Selling Shareholders will each have full legal right, power and authority to transfer and deliver to the Purchaser the shares listed to the right of their names on SCHEDULE 4.A.; and the delivery to the Purchaser of the shares owned by the Selling Shareholder pursuant to the provisions of this Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, preemptive rights and claims of every kind; provided, however, notwithstanding any provision to the contrary contained herein, the representations and warranties contained in this paragraph a. shall not be joint and several and shall only apply to the Purchased Shares represented to be owned by the applicable Selling Shareholder making the representation and warranty.

	     b. ORGANIZATION AND EXISTENCE. Each of the Companies is a corporation duly organized and validly existing and in good standing under the laws of the State of Texas, and each has all requisite corporate power to own, lease and otherwise operate its respective properties and assets, and are each duly authorized and licensed and have all licenses, franchises, permits and other governmental authorizations required under all applicable laws, regulations, ordinances and orders of public authorities to carry on its respective business in the places and in the manner as now conducted, except for omissions which have no material adverse effect on the Companies. The Selling Shareholders have delivered the Purchaser complete and correct copies of the Articles of Incorporation and by-laws of the Companies as in effect on the Effective Date. SCHEDULE 4.B. attached hereto sets forth (i) all subsidiaries, affiliates, officers and directors of the Companies and, (ii) if applicable, each of the jurisdictions in which the Companies and each of their respective subsidiaries is qualified to do business.

	      c. NO CONFLICT WITH OTHER INSTRUMENTS. Except for the matters listed on SCHEDULE 4.C. attached hereto, the execution, delivery and performance of this Agreement by the Selling Shareholders will not result in a violation or breach of any term or

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provision of, or constitute a default or accelerate the
performance required under, any indenture, mortgage, deed of trust or other contract or agreement to which either of the Companies is a party or by which either of the Companies or any of the Companies' assets are bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

d.      CAPITALIZATION; OWNERSHIP OF PURCHASED
SHARES; AUTHORIZATION. The authorized capital stock of Big Ball consists of 1,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding on the Effective Date. The authorized capital stock of Print The Planet consists of 1,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding on the Effective Date. The Companies have no treasury shares. All of the Purchased Shares are validly issued, fully paid and non-assessable and are owned of record by the Selling Shareholders, and were not issued in violation of the preemptive rights of any shareholder of the Companies. There are no existing subscriptions, options, warrants, calls, obligations or agreements (voting or otherwise) relating to any of the authorized or outstanding capital stock of either of the Companies.

e.      SUBSIDIARIES.  Other than short-term
investments and as listed on SCHEDULE 4.B., the Companies have no subsidiaries and do not, directly or indirectly, own or control any capital stock, bonds or other securities of, or have any proprietary interest in, any corporation, association, partnership, firm, joint venture or other business organization or enterprise, and neither of the Companies, directly or indirectly, control the management of any such entities. Between the Effective Date and the Closing Date, the Companies will not create or acquire any subsidiary or make any investments in any corporation, association, partnership, firm, joint venture or other business organization or enterprise.

			f.      FINANCIAL STATEMENTS.  The Selling
Shareholders have delivered to the Purchaser copies of the following financial statements of the Companies:

		     (1) Audited financial statements of each oF the Companies as of and for the calendar years ended
December 31, 1995 and 1996 (the audited financial statements for 1996 shall hereinafter be referred to as the "Annual
Report"), and

		     (2) Unaudited financial statements of each of the Companies as of and for the nine months ended
September 30, 1997 (the "Nine Month Report"),

together, in each case, with the notes related thereto. All figures in the audited financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), except as indicated in such financial statements. All of the above described financial statements are true, complete and correct and in accordance with the books of account and records of the Companies, and present fairly, in all material respects, the financial position of the Companies at the date indicated and the results of operations and, if applicable, the changes in financial position for the periods then ended. Notwithstanding the foregoing, no representation is made herein with regard to the ability of the Purchaser or the Companies to use any net loss carry forwards reflected in the financial statements.

		     g. TITLE TO PROPERTIES, ETC. Each of the Companies has such title to, or right to possession of, all such Company's Assets, including those reflected in the Annual

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Report of the Companies  (other than the Companies' Assets
reflected in the Annual Report that have since been sold or otherwise disposed of in the ordinary course of business, consistent with past practice, and not involving any misrepresentation or breach of warranty or covenant in this Agreement), that is material to the operation of its business as currently conducted, free and clear of all material liens, mortgages, pledges, conditional sales agreements, title retention agreements, charges, easements, covenants, assessments, restrictions, security interests and encumbrances, except as set forth in SCHEDULE 4.G.-1. Except as set forth on SCHEDULE 4.G.-2 and except as would not have a material adverse effect on the operation of each Company's' business as currently conducted (i) the buildings, plants, structures, appurtenances, equipment and other properties owned or used by each Company have been maintained and repaired in accordance with the Companies' customary practices; (ii) all such buildings, plants, structures, appurtenances, equipment and other properties and their operation and maintenance conform in all material respects to all applicable laws, including building and zoning laws and ordinances and regulations (whether or not permitted because of prior nonconforming use), and do not violate any restrictive covenants or provisions of law, the effect of which would interfere with or prevent the continued use of the properties for the purposes for which they are now being used or would materially affect the value thereof; (iii) no notice of any violation of building or zoning laws, ordinances or regulations or restrictive covenants or other provisions of law relating to such assets and their use have been received by either Company; and (iv) neither the whole nor any portion of any real property currently occupied by either Company has any proceeding for condemnation or other taking by any public authority presently pending, nor do the Selling Shareholders know or have reasonable grounds to believe that any such condemnation or taking is threatened. Notwithstanding the foregoing, the Companies do not own, in fee simple or otherwise, any real property.

	     h. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as described on SCHEDULE 4.H., since September 30, 1997, neither of the Companies has:

		    (1)     Made any change in its authorized
capital or outstanding securities;

		    (2)     Issued, sold, delivered or agreed to
issue, sell or deliver any capital stock, bonds or other corporate securities of such Company (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options, warrants or other rights calling for the issue, sale or delivery thereof;

		    (3)  Except with respect to funds borrowed
from Purchaser, borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent), other than in the ordinary course of business or trade accounts payable incurred in the ordinary course of business, which trade accounts payable have been incurred consistently with the manner in which trade accounts payable were incurred during the calendar year ended December 31, 1996;

		    (4) Declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever in respect of its capital stock, or purchased, redeemed or otherwise acquired, or agreed to purchase, redeem or otherwise acquire, any of its outstanding capital stock;

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		    (5)     Except (i) in the ordinary course of
business and consistent with past practice or as contemplated by this Agreement, (ii) for certain sales of inventory at what may be considered distressed prices, and
(iii) for releases of claims consented to by the Purchaser, sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any of its material assets, property or rights, including inventories, or cancelled or otherwise terminated, or agreed to cancel or otherwise terminate, any debts or claims;

		  (6) Except for certain sales of inventory at what may be considered distressed prices, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its material assets, property or rights, including inventories, or requiring the consent of any party to the transfer and assignment of any of such material assets, property or rights;

		     (7)     Suffered any material destruction or
losses of its Tangible Personal Property or its Inventory or waived any material rights of value;

		     (8) Other than the Assignment of Factoring Credit Balances Agreement dated October 9, 1997 among Big
Ball, First Factors Corporation and Purchaser, made or permitted any amendment or termination of any material contract, agreement or license to which it is a party or to which it or any of its properties are subject;

		     (9)     Made, directly or indirectly, any
accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or director or employee of the Companies;

		    (10)    Other than increases in the ordinary
course of business to four employees in the art department, increased the rate of compensation payable or to become payable by it to any of its officers or directors or adopted any new, or made any increase in any payment or accrual to any, profit sharing, bonus, deferred compensation, savings, insurance, pension, stock option, retirement or other employee benefit plan or arrangement made to, for or with any of such officers or directors or its employees;

		     (11) Experienced or had threatened any work stoppages, labor problems, disputes or strikes or any other occurrence, event or condition of any similar or dissimilar character affecting the employees of such Company which adversely affects or may materially adversely affect its condition (financial or otherwise) or its properties, assets, liabilities, business or prospects;

		     (12) Received any claims alleging damages for any actual or alleged negligence or other tort or breach of contract that could have a materially adverse effect on the business of such Company;

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		     (13)    Made any material capital expenditures
(or commitment therefor) other than in the ordinary course of such Company's business;

		      (14)    Other than as identified in the
financial statements for the Nine Month Report, made any change in the accounting methods or practices followed by such Company or any change in depreciation or amortization policies or rates heretofore adopted; or

		     (15)    Entered into any sale, lease,
abandonment or other disposition of any material interest in real property or of any machinery, equipment or other operating properties, or entered into any sale, encumbrance, lien, assignment, transfer, license or other disposition of any material patent, trademark, trade name, brand name, copyright (or pending application for any material patent, trademark or copyright), invention, process, know-how, formula, pattern, design, trade secret or interest thereunder or other intangible asset (other than security interest granted in favor of the Purchaser).

	     i. INDEBTEDNESS. SCHEDULE 4.I is an accurate list of all material indebtedness as of September 30, 1997, owed by the Companies, or to which any of their assets or properties are subject, including a description of the assets pledged or otherwise subject thereto. A complete and correct copy of each loan agreement, credit agreement or other similar instrument pursuant to which any such indebtedness was incurred has been delivered to the Purchaser prior to the Effective Date.

	     j. GUARANTIES; SURETYSHIPS; CONTINGENT LIABIL-ITIES. Attached hereto as SCHEDULE 4.J-1. is a list and brief description of all material guaranties, matters of suretyship and contingent liabilities of the Companies. Attached hereto as
SCHEDULE 4.J.-2. is a list and brief description of all guaranties of liabilities executed by the Selling Shareholders or either of them, relating to the debts of either of the Companies. The Selling Shareholders have previously delivered a copy of such guaranty to the Purchaser.

	     k. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULES 4.Ior 4.J-1. attached hereto, neither of the Companies have, and none of the Assets of the Companies are subject to, any material liabilities, debts or obligations of any nature incurred by the Companies, whether accrued, absolute, contingent or otherwise, whether due or to become due, including, without limitation, liabilities, debts or obligations on account of taxes or other governmental charges, or penalties, interest or fines thereon or in respect hereof (excluding taxes in an amount less than $5,000 that are not yet due and payable), and whether such liabilities are normally shown or reflected on a balance sheet. Neither of the Companies is in default in respect of any material term or condition of any indebtedness or liability, except as set forth on SCHEDULE 4.I.

	     l. TAX MATTERS. Except as described in SCHEDULE 4.6, each of the Companies has timely filed all federal, foreign, state, county, and local tax returns required to be filed by it for periods ending on or before the Effective Date, and each of the Companies has paid all Taxes shown to be due on such returns. For purposes of this paragraph, the term "Taxes" shall mean, without limitation, income taxes, corporate franchise taxes, payroll taxes, sales taxes,

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and ad valorem taxes.  The liabilities for such taxes reflected in the Annual Report for each Company represent, as of the date thereof, reasonable provision for the payment of all accrued and unpaid taxes of each of the Companies accrued through that date, whether or not disputed, as well as deferred taxes required under GAAP. The income tax returns of the Companies are not currently under audit by any federal, state or foreign taxing authorities and have never been so audited except as described in SCHEDULE 4.L, nor have either of the Companies received notice of any such audit. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the payment of any tax or the assessment of any tax or deficiency of any nature against either of the Companies, nor are any suits or any other actions, proceedings, investigations or claims now pending or threatened against either of the Companies with respect to any tax or assessment, nor are any matters under discussion with any federal, state, foreign or local authority relating to any such taxes or assessments, or to any claims for additional taxes or assessments asserted by any such authority. The Selling Shareholders have delivered to the Purchaser the federal income tax returns and schedules thereto or requests for extensions thereof of each of the Companies for the three most recent calendar years ending on or prior to the date of the Annual Report as such returns and schedules were filed with the Internal Revenue Service. The Selling Shareholders will not cause or voluntarily permit a change in any federal income tax method of accounting by either of the Companies or in the method of allocation of the federal income tax liability of either of the Companies during or applicable to its current tax year which would render inaccurate, misleading or incomplete the information concerning taxes set forth or referred to in this SECTION 4.L., or which would have a material adverse effect on either of the Companies for any period prior to the Closing Date.

	   m. NOTES AND ACCOUNTS RECEIVABLE. The allowance for doubtful accounts shown on SCHEDULE 2.J. has been determined in a manner consistent with that applied in the preparation of the financial statements of each of the Companies for the calendar year ended December 31, 1996. SCHEDULE 2.J. sets forth in full all notes and accounts receivable payable to the Companies. In no case shall this representation or any other statement made by the Selling Shareholders, within this Agreement or otherwise, constitute an absolute guarantee of the collection or collectability of any debt owed to either of the Companies.

	   n. INVENTORIES. SCHEDULE 2.B. contains a true and accurate list of the Inventory of the Companies as of September 30, 1997, including the original cost of each item of Inventory listed theron. SCHEDULE 2.B. has been marked to reflect those items that are (i) offered in the August 1, 1997 line sheet, as adjusted on October 15, 1997 ("Current Line"),
(ii) in the Current Line which are excess quantities and are expected to sell at below regular price, (iii) not in the Current Line which are excess quantities and are expected to sell at below regular price, and (iv) irregulars.

	   o. TANGIBLE PERSONAL PROPERTY. All Tangible Personal Property has been maintained and repaired in accordance with the customary practices for each of the Companies. SCHEDULE 2.A. sets forth in full all material Tangible Personal Property of the Companies, including all memorabilia, art and artifacts addressed to one or more of the Companies.

	   p.      CONTRACTS.  Except for contracts and
documents listed in SCHEDULE 2.C., neither of the Companies is a party to or bound by any material written or oral (i) contract

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not made in the ordinary course of business; (ii) employment contract, consulting contract or contract providing for the services of an independent contractor; (iii) contract with any labor union or association; (iv) bonus, pension, profit sharing, retirement, stock purchase, hospitalization, insurance or other plan providing employee benefits; (v) lease with respect to any property, real or personal, whether as lessor or lessee; (vi) contract or commitment for the purchase of materials, supplies or equipment which contract or commitment provides for expenditures in excess of $15,000 in any twelve month period; (vii) agreement or legally enforceable commitment or obligation with respect thereto; (viii) contract or commitment for capital expenditures;
(ix) contract relating to patents, trademarks, trade names, copyrights, inventions, processes, know-how, formulae or trade secrets; (x) contract or commitment for sale of the services of either of the Companies; or (xi) contract continuing over a period of more than twelve months from the Effective Date. A true copy of each contract listed in SCHEDULE 2.C. has heretofore been delivered to the Purchaser, and each contract listed in
SCHEDULE 2.C. is in full force and effect and the parties thereto are not in default thereunder nor does there exist any condition which with the passage of time or notice or both might constitute such a default by any party thereto, except as set forth in
SCHEDULE 2.C. Except as indicated in SCHEDULE 2.C., no such contract will be breached or give any other party a right of termination as a result of the transactions contemplated by this Agreement.

	   q. PATENTS AND TRADEMARKS. SCHEDULE 2.N. includes a list of the patents, patent applications, registered trademarks, trademark applications, and registered copyrights for each of the Companies. Except as disclosed on SCHEDULE 2.N., to the extent such exist, each Company owns, is validly licensed under, or has legal right to use, all logos, patents, patent applications, trademarks, trademark applications, trade names, brand names, inventions, processes, know-how, trade secrets, copyrights and other intellectual property which are necessary to conduct its business as conducted as of the Effective Date, and, except as set forth on SCHEDULE 2.N., all such rights are free and clear of all liens and encumbrances and, except as set forth on SCHEDULE 2.N., have not been the subject of a claim of infringement of another's rights or the subject of any interference, opposition or cancellation proceedings. To the knowledge of the Selling Shareholders, the conduct of the business of each of the Companies as conducted as of the Effective Date does not infringe any third party's logo, patent, trademark, trade name, copyright or other intellectual property. Except as set forth on SCHEDULE 2.N., no stockholder, director, officer, employee or consultant of the Companies owns, directly or indirectly, in whole or in part, any inventions or logos, patents, trademarks, trade names, brand names, copyrights or third party test results or applications therefor which either of the Companies is presently using and the use of which is necessary for the business of the Companies as now conducted or has made any invention not assigned to the one of the Companies which is necessary for the business of either of the Companies as conducted as of the Effective Date (provided, however, the foregoing representation is limited to the knowledge of the Selling Shareholders to the extent it relates to Elizabeth Miller). The Selling Shareholders do not know of any officer, director or employee of the Companies that has entered into any written agreement regarding know how, trade secrets or inventions with any person, firm, association, corporation or business organization or enterprise other than the Companies.

	   r.      INSURANCE.   SCHEDULE 4.R.  sets forth a list
and brief description of all of the policies of insurance held by or for the benefit of each of the Companies on its property, assets, business or personnel. True and correct copies of such policies or certificates evidencing such policies have heretofore been delivered to the Purchaser. Neither of the Companies is in default with respect to any provision contained in any such insurance policy and all such policies carried by the Companies are in full force and in effect except as noted on SCHEDULE 4.Q. The policies designated on SCHEDULE 4.R. as carried by the Companies or comparable policies will be outstanding and in force on the Closing Date.

	   s. LICENSES AND PERMITS. Each of the Companies has available all material licenses, corporate franchises, permits and certificates necessary to conduct its business.

	   t. LITIGATION. Except as described on SCHEDULE 4.T., neither of the Companies has received actual notice of any material claims, actions, suits, investigations or proceedings, pending against or threatened against the Selling Shareholders or the Companies or any of their respective assets or properties, or which question the validity or legality of the transactions contemplated hereby, at law or in equity or before or by any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality. Except as described on SCHEDULE 4.T., neither the Companies nor the Companies' Assets are subject to any court or administrative order, writ, injunction or decree to which the Companies is a party, and is not in violation of or in default with respect to any material order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency, instrumentality or arbitrator to which either of the Companies is a party.

	   u.      COMPLIANCE WITH LAWS.

	   (1) Each of the Companies has made a good faith effort to comply in all respects with all applicable foreign, federal, state, municipal and other political subdivision or governmental agency statutes, ordinances and regulations, including, without limitation, those imposing taxes, in every applicable jurisdiction, in respect of the ownership of its properties and the conduct of its businesses, where the failure to do so would have a material adverse effect on the Companies, and neither of the Companies is a party to any investigation or inquiry by any foreign, federal, state or local governmental body or agency pending or threatened into the business, operations, affairs or properties of the Companies .

	   (2) Neither the Selling Shareholders, the Companies, nor to the knowledge of the Selling Shareholders, any shareholder, director, officer, partner, employee or agent of neither of the Companies, has, directly or indirectly, given or agreed to give any illegal payment (in kind or in cash), gift or similar benefit to any customer, supplier, governmental employee, lobbyist, labor union, political action committee, candidate for public office or other person or entity who is or may be in a position to help or hinder the business of the Companies which (i) might subject the Companies to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a material adverse effect on the Assets of the Companies, their business or their operations, or (iii) if not continued in the future, might adversely affect the Companies' Assets, their business or the Purchaser, or might subject the Purchaser to suit or penalty in any private or governmental litigation or proceeding.

	   v.      EMPLOYEES; PENSION PLANS.  Attached hereto as
SCHEDULE 4..-1 is a schedule listing (i) the names and annual rates of compensation of each of the present officers, employees and agents of the Companies whose current annual rate of compensation from the Companies or either of them aggregates $50,000 or more, and (ii) the names of all officers and directors who have received raises since the date of the Annual Report and their previous and present salaries. SCHEDULE 4.V.-1 summarizes the bonuses, profit sharing, incentive compensation, Company cars, club memberships and other like benefits, if any, paid or payable to such officers, employees and agents for the calendar year ended December 31, 1996, and for the period from December 31, 1996, to the Effective Date. Except as set forth and described on SCHEDULE 4.V.-2 attached hereto, there are no "employee pension benefit plans", as such term is defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, or any other pension, profit sharing, savings, bonus, incentive, option, insurance, welfare, stock purchase, stock option, deferred compensation or other employee benefit plan or arrangement maintained by either of the Companies or to which either of the Companies contributes or is required to contribute.

	    w. BANK ACCOUNTS; POWERS OF ATTORNEY; LINES OF CREDIT. Attached hereto as SCHEDULE 4.W. is a list setting forth
(i) the name of each bank, savings and loan or other financial institution in which either of the Companies has any account or safe deposit box, the style and number of each such account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, (ii) the name of each person, corporation, firm, association or business entity or enterprise holding a general power of attorney from either of the Companies and the summary of the terms thereof and (iii) the names of all persons authorized to execute notes, agreements or other instruments relating to the borrowing of money or the extension of credit from or by such banks or lending institutions.

	    x. LABOR MATTERS. Neither of the Companies has a collective bargaining agreement with any labor unions. There have not been and there are not pending or threatened, any labor disputes, strikes or work stoppages which may have an adverse effect upon the continued business or operation of either of the Companies. No union organizing efforts are currently underway for either of the Companies, nor have any such activities taken place since the inception of either of the Companies. Both of the Companies is in substantial compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any material unfair labor practices under applicable federal or state law.

	     y. BROKERS. Neither the Selling Shareholders nor either of the Companies is a party to or in any way obligated under any contract or other agreement relating to, and there are no outstanding claims against any of them for the payment of, any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement. The Selling Shareholders hereby agree to indemnify, defend and hold harmless Purchaser from and against any and all claims (including, without limitation, reasonable attorneys' fees, court costs and other costs incurred in defense thereof) of any agent, broker, finder or other similar party claiming through the Companies or the Selling Shareholders.

	    z. INTERESTS IN COMPETITORS, SUPPLIERS AND CUSTOMERS. Except as disclosed on SCHEDULE 4.Z., to the knowledge of the Selling Shareholders, no officer or director of either of the Companies, nor any spouse or child of any such officer or director, nor any trust of which any such officer or director is a grantor, trustee or beneficiary, has any ownership in (except for ownership of less than five percent of any publicly traded company) or is a director, officer or employee of, or consultant to, any entity which is a competitor, potential competitor, customer or supplier of either of the Companies, or has any ownership interest, in whole or in part, in any property, asset or right which is associated with any property, asset or right owned or purported to be owned by either of the Companies or which either of the Companies is at present operating or using or the use of which is necessary or material to the Companies' business, or has, directly or indirectly, engaged in any transaction with either of the Companies other than transactions inherent in the capacities of director, officer, employee, consultant or stockholder.

			aa.     HAZARDOUS MATERIALS.

	    (1)     DEFINITIONS.  For the purposes of this
Agreement, unless the context otherwise specifies or requires, the following terms shall have the meaning herein specified:

	    (a)     "Environmental Requirements" shall
mean all laws, ordinances, rules and regulations of the United States, the State, the County, the City, or any other political subdivision, agency, or instrumentality exercising jurisdiction over the Companies or any real property owned by the Companies, which laws, ordinances, rules and regulations are designed to protect the environment and applicable to the Companies or the Companion's leased premises, including, without limitation, the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.) ("RCRA"), as amended, and the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) ("CERCLA"), as amended, the Federal Water Pollution Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Clean Water Act, the Clean Air Act, the Texas Natural Resources Code, the Texas Water Code, the Texas Solid Waste Disposal Act, and the Texas Hazardous Substances Spill Prevention and Control Act.

	    (b)     "Hazardous Materials" shall mean
(i) any "hazardous waste" as defined by RCRA, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by CERCLA, and regulations promulgated thereunder; (iii) friable asbestos; (iv) polychlorinated biphenyls; (v) underground storage tanks subject to regulation under RCRA, and regulations promulgated thereunder; (vi) any substance the presence of which is prohibited by any Environmental Requirements; and (vii) any other substance which by any Environmental Requirements requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment, or disposal.

	    (c)     "Hazardous Materials Contamination"
shall mean any presently existing contamination of the facilities, soil, groundwater, air or other elements in, on or of any of the Companies' leased premises by Hazardous Materials, or any contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials emanating from any property owned by either of the Companies before the Effective Date.

	    (2)     HAZARDOUS MATERIALS WARRANTIES.  Except
as described on SCHEDULE 4.AA.(2), the Selling Shareholders, severally but not jointly, hereby represent and warrant to Purchaser that to the best of their knowledge:

	    (a)     Neither the Selling Shareholders,
nor the Companies has ever caused or permitted any Hazardous
Materials Contamination to be located on, under or at the leased premises of either of the Companies or any part thereof in a manner that could give rise to material liability under Environmental Requirements;

	    (b)     No part of the leased premises of
either of the Companies is being used or has been used at any previous time for the disposal, treatment or processing of Hazardous Materials;

	    (c)     No investigation, administrative
order, consent order and agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is in existence or proposed, threatened or anticipated with respect to any of the Companies' leased premises. None of the Companies' leased premises is currently on, and has ever been on, any federal or state "Superfund" or "Superlien" list;

	    (d)     The Companies have disposed of all
wastes, including those containing any Hazardous Materials, in compliance in all material respects with all applicable Environmental Requirements, and neither of the Companies has received any notice or claim of liability for any off-site Hazardous Materials Contamination;

	    (e)     There are not now, and never have
been, any underground storage tanks subject to regulation under RCRA, and regulations promulgated thereunder located on any of the Companies' leased premises; and

	    (f)     Neither of the Companies has
received any notice or claim that it is in violation of or subject to liability under any Environmental Requirements.

	    bb.     NO AGREEMENTS TO SELL THE COMPANY'S ASSETS.
Except for sales in the ordinary course of business, neither the Selling Shareholders nor the Companies has any legal obligation, absolute or contingent, to any person or entity to sell the Assets of either of the Companies, the Purchased Shares, the BB Stock, the PTP Stock or any portion of the

Companies' business or to effect any merger, consolidation or other reorganization of either of the Companies or to enter into any agreement with respect thereto

	    5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Selling Shareholders that:

	    a. AUTHORITY RELATIVE TO THIS AGREEMENT. The Purchaser has all requisite power to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by the Purchaser has been duly authorized, and no further action is necessary on the part of the Purchaser to make this Agreement valid and binding upon the Purchaser in accordance with its terms.

	    b. INVESTMENT INTENT. The shares of BB Stock and the PTP Stock to be purchased by the Purchaser hereunder are being acquired solely for the account of the Purchaser or for the affiliate (as such term is defined under the regulations promulgated under the Securities Act of 1933) of the Purchaser to which the rights of Purchaser under this Agreement may be transferred pursuant to Section 12d hereof, and are for investment purposes only, and are not being purchased with a view to the resale, distribution, subdivision or fractionalization thereof.

	    c. NO CONFLICT WITH OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement by the Purchaser will not result in a violation or breach of any term or provision of, or constitute a default or accelerate the performance required under, any indenture, mortgage, deed of trust or other contract or agreement to which the Purchaser is a party or by which the Purchaser or his assets are bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

	     d. VALIDITY OF AGREEMENT. This agreement has been duly executed and delivered by the Purchaser and is the legal, valid and binding obligation of the Purchaser in accordance with its terms.

	     e. BROKERS. The Purchaser is not a party to or in any way obligated under any contract or other agreement relating to, and there are no outstanding claims against the Purchaser for the payment of, any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement other than in connection with the brokerage services performed by Weatherly Financial (the "Broker"). The Purchaser hereby agrees to make all payments due to the Broker for its services to the Purchaser and to indemnify, defend and hold harmless the Selling Shareholders from and against any and all claims (including, without limitation, reasonable attorneys' fees, court costs and other costs incurred in defense thereof) of any agent, broker, finder or other similar party, including the Broker, claiming through the Purchaser.

	     f. BANKRUPTCY RELIEF. The Purchaser has no present intention to cause or allow either of the Companies to seek protection under Title 11 of the United States Code.

	6. COVENANTS OF THE PARTIES. The parties named below hereby covenant as follows:

	     a. CONDUCT OF BUSINESS. From the Effective Date to the Closing Date, the Selling Shareholders will not (i) enter into any long-term contract or commitment involving Big Ball or Print The Planet outside the ordinary course of business, or subject the assets of such companies to any additional lien or encumbrance; (ii) permit any material contract of the Companies to expire, other than by the terms of such contract; or (iii) increase the rate of compensation or benefits to employees of the Companies or make any payments to the Selling Shareholders other than base salary being currently earned; and will cause the Companies (y) to be operated in a manner consistent with its normal procedure and practices (to the extent permitted by applicable cash flow); and (z) not to issue additional shares of capital stock or other securities.

	     b. ACCESS TO INFORMATION. From and after the Effective Date, the Selling Shareholders shall use their reasonable efforts to cause the Companies to give to the Purchaser, its counsel, accountants, and other representatives, full and free access to all the properties, books, contracts, personnel, commitments and records of the Companies so that the Purchaser may have full opportunity to make such investigation as it shall desire to make of the affairs of the Companies, provided that such assistance provided by the Selling Shareholders or the Companies does not inhibit their ability to properly manage the affairs of the Companies. Any such investigation shall not affect the representations and warranties of the Selling Shareholders contained in this Agreement. The Selling Shareholders shall use their reasonable efforts to cooperate with the Purchaser, his representatives and counsel in the preparation of any documents or other material which may be required by any governmental agency, provided that such assistance provided by the Selling Shareholders or the Companies does not inhibit their ability to properly manage the affairs of the Companies.

	     c. PRESERVATION OF BUSINESS ORGANIZATION. The Selling Shareholders will use their reasonable efforts to preserve the business organization of the Companies, to keep available to the Purchaser the services of the respective officers and employees of the Companies and to preserve for the Purchaser its existing relationship with all suppliers, customers and others having business relations with the Companies.

	     d.      SALE OF PURCHASED SHARES.  Until the
termination of this Agreement, the Selling Shareholders will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any shares of the Purchased Shares, or enter into negotiations in connection with any of the foregoing, other than pursuant to this Agreement.

	     e. COMPLIANCE WITH CONDITIONS. The Selling Shareholders shall, and shall cause the Companies to, use their reasonable efforts to bring about the satisfaction of the conditions to the obligations of the Purchaser specified in
Section 7.

	      f.      INDEBTEDNESS GUARANTEED BY SELLING
SHAREHOLDERS. Conditioned upon the Closing, the Purchaser agrees to guaranty the payment of the obligations guaranteed by the Selling Shareholders to the extent such obligations are described on SCHEDULE 4.J-2. and to indemnify the Selling Shareholders for all claims based on such obligations; provided, however, this covenant shall not be construed to prohibit the Companies or the Purchaser from negotiating other payment terms or possible debt reductions either prior to or following the Closing.

	     g. INDEBTEDNESS OF THE COMPANIES. Conditioned upon the Closing, the Purchaser agrees to pay or cause to be paid the obligations of the Companies to the extent such obligations are described on SCHEDULE 4.I.; provided, however, this covenant shall not be construed to prohibit the Companies or the Purchaser from negotiating other payment terms or possible debt reductions either prior to or following the Closing. The provisions of this paragraph g. shall not include the obligations of the Companies to the Selling Shareholders which obligations are to be covered pursuant to paragraph h. below.

	     h. INDEBTEDNESS OF THE COMPANIES TO THE SELLING SHAREHOLDERS. Included on SCHEDULE 4.H. is a detailed description of the obligations of the Companies to the Selling Shareholders. Conditioned upon the Closing, and in full and final settlement of all obligations of the Sellers to the Selling Shareholders existing immediately prior to the Closing, the Purchaser agrees to pay to Ellis the sum $47,500 in cash and to issue 73,860 shares of Signal common stock to Ellis, and to pay to Metyko the sum of up to $52,500 in cash; provided, however, that the check representing $47,500 to Ellis shall be payable jointly to Ellis and Citizens National Bank of Texas ("Citizens"), and used to pay in full the amount owed on the Chevrolet Tahoe, Jeep Cherokee, Mitsubishi Bobtail truck, and the trailer owned by Big Ball, and the entire cash payment to Metyko will be payable jointly to Metyko and Citizens. In addition, within ten (10) days after Closing, Ellis and Metyko shall provide to Purchaser release of liens from Citizens.
	7. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser under Section 1 of this Agreement shall, at the option of the Purchaser, be subject to the follow-ing conditions:

	a.      GENERAL CONDITIONS.

	       (1) At the Closing, the Selling Shareholders have and are willing to convey to the Purchaser good and marketable title to the Purchased Shares, free and clear of all liens, claims and encumbrances.

	       (2)     The Purchaser shall have obtained
written agreements from First Factors Corporation, Endless
Summer, Inc., and other trade and professional creditors acceptable to Purchaser, in connection with the payment and reduction of the amounts owed to such companies by the Companies.

	       (3) The only liabilities of the Companies will be those reflected in the Annual Report, the liabilities of the Companies reflected in the Schedules attached hereto, and unsecured liabilities of the Companies incurred in the ordinary course of business subsequent to August 31, 1997 (less indebtedness to be forgiven at Closing).

	       (4)     All existing employment agreements
between either of the Companies, on the one hand, and the Selling Shareholders, on the other hand, shall have been terminated effective as of the Closing Date at no cost to the Companies.

		(5)     Other than as listed on SCHEDULE 4.T.,
there shall be no litigation pending against the Companies.

		(6)     The members of the Board of Directors
and the officers of the Companies shall have resigned effective as of the Closing.

		(7)     The Selling Shareholders shall have
entered into those certain Employment Agreements, as of the Closing Date.

		(8)     The Selling Shareholders shall have
delivered to the Purchaser the unaudited financial statements of the Companies for the months ended August 31, 1997, and September 30, 1997.

		(9)     The Purchaser shall have obtained any
applicable governmental or regulatory agency approval of the transactions described herein.

		(10) The Purchaser shall have obtained a full and final release of all claims among the Companies, the Selling Shareholders and Elizabeth Miller;

		(11)    The Purchaser shall have acquired (or
shall acquire simultaneous with the Closing) the outstanding capital stock of Big Ball owned by Elizabeth Miller.

		(12) The Purchaser shall have entered into an agreement with Karen and Lee Fairchild (93,333 shares), Frank Adams (160,667 shares) and Fred Cunill (160,667 shares), providing for a full and final release of any claims such persons may have against the Companies in exchange for issuance of the number of shares of Signal common stock and/or the cash payment following their name in parentheses.

		b. SELLING SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by the Selling Shareholders in Section 4 of this Agreement shall be true on and as of the Closing Date in every material respect with the same effect as though such representations and warranties had been made on and as of such date, except for changes which this Agreement and the schedules hereto disclose may occur or will occur; and each and all of the agreements and covenants of the Selling Shareholders and the Selling Shareholders to be performed or complied with on or before the Closing Date pursuant to the terms hereof shall have been performed or complied with by the Closing Date. Upon request of the Purchaser, the Selling Shareholders will provide to the Purchaser a certificate as to the foregoing at the Closing.

		 c. ABSENCE OF RESTRAINT. No order to restrain, enjoin or otherwise prevent the consummation of this Agreement or transactions in connection herewith shall have been entered and, on the Closing Date, there shall not be any pending or threatened litigation in any court, or any proceeding by or before any governmental commission, board or agency, making a colorable claim to restrain or prohibit consummation of the transactions contemplated hereby or in which divestiture, rescission or significant damages are sought in connection with the transactions hereby, and no investigation by a governmental agency shall be pending which could result in any such litigation or other proceeding.

		8.      CONDITIONS TO OBLIGATIONS OF THE SELLING
SHAREHOLDERS.  The obligations of the Selling Shareholders under
Section 1 of this Agreement shall, be subject to the following conditions:

		a. PURCHASER'S REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by the Purchaser in this Agreement shall be true on and as of the Closing Date in every material respect as if such representations and warranties were made on and as of the Closing Date, and the Purchaser shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

		b. ABSENCE OF RESTRAINT. No order to restrain, enjoin or otherwise prevent the consummation of this Agreement or transactions in connection herewith shall have been entered and, on the Closing Date, there shall not be any pending or threatened litigation in any court, or any proceedings by or before any governmental commission, board or agency, with a view to seeking to restrain or prohibit consummation of the transactions contemplated hereby or in which divestiture, rescission or significant damages are sought in connection with the transactions contemplated hereby, and no investigation by any governmental agency shall be pending which could result in any such litigation or other proceeding.

		c.      EMPLOYMENT CONTRACTS.  Big Ball and the
Purchaser shall have executed and delivered to the Selling
Shareholders the Employment Agreements, as of the Closing Date.

		d. PERMITS AND LICENSES. Appropriate action shall have been taken as necessary to transfer any permits or licenses held for the Companies in the name of one or more of the Selling Shareholders to a new person or persons designated by the Purchaser.

		e. RELEASE. Each of the Selling Shareholders shall have entered into the Mutual Release in the form attached hereto as EXHIBIT 8.E. and shall have received an original of such release, fully executed by each of the parties thereto.

		f. RELEASE OF JUDGEMENT. Purchaser shall deliver to the Selling Shareholders a fully executed Release of Judgement in the form attached hereto as EXHIBIT 8.F.-1 and an Agreed Motion to Dissolve Permanent Injunction in the form attached hereto as EXHIBIT 8.F.-2, both of which will be filed by counsel for Purchaser with the appropriate court.

		9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDERS. Regardless of any investigation at any time made by or on behalf of the Purchaser or of any information the Purchaser may have in respect thereof, all covenants, agreements, representations and warranties made by the Selling Shareholders hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing
Date and for a period of two (2) years thereafter; provided, however, that any bona fide claim that a representation, warranty or agreement herein contained has been breached which shall have been asserted during any survival period shall continue the applicable representations, warranties and agreements in effect with respect to each matter covered by such claim until such time as such claim shall have been resolved or settled.

		10.     INDEMNIFICATION BY THE SELLING SHAREHOLDERS

		a. GENERAL. Each of the Selling Shareholders covenants and agrees, severally but not jointly, to indemnify and save and hold harmless the Purchaser and the Companies (except that Metyko shall not be obligated to provide any indemnify relating to Print the Planet) from and against any loss, damage or expense (including reasonable attorneys' fees) caused by or arising out of or resulting from (i) any breach or default, in the performance by such Selling Shareholder of any covenant or agreement of such Selling Shareholder contained in this Agreement, (ii) any breach of warranty or representation made by such Selling Shareholder herein, in any schedule attached or to be delivered pursuant hereto or in any certificate or other instrument delivered by such Selling Shareholder pursuant hereto, or (iii) any obligations of the Companies or the Selling Shareholders arising out of illegal dividends made prior to the Closing Date. For purposes of this paragraph, the phrase "loss, damage or expense," in the case of indemnification claims (i) for additional Taxes, shall include only additional liability for tax, interest, and penalty arising in the taxable period under audit or any prior taxable period affected thereby, but shall be reduced by the value of any net operating loss carryforward, credit carryforward, or similar tax attribute, or any liability for Taxes caused thereby; and (ii) in any case shall be net of the cost effect to Purchaser or the Companies of any reduction in Taxes arising as a result of such loss, damage or expense. If any third party shall assert any claim against the Purchaser or the Companies which, if successful, might result in a breach or default of this Agreement by the Selling Shareholders, or a claim against the Selling Shareholders under this indemnification, the Selling Shareholders shall be given prompt written notice thereof and shall have the right to assume the defense thereof and to be represented, at their expense, by counsel to be selected by them. Purchaser and the Companies shall provide full access to all of Purchaser and the Companies' books, records, and personnel to enable the Selling Shareholders and their counsel to advance the best possible defense of the matter. The Selling Shareholders shall permit Purchaser and the Companies to retain advisory counsel, at Purchaser's and the Companies' cost and expense, to monitor the proceedings. Compliance with each undertaking by Purchaser and the Companies pursuant to this paragraph shall be a condition precedent to the obligation of the Selling Shareholders to indemnify Purchaser for any loss, damage or expense under this Agreement. To the extent any of the representations contained herein that impact the financial statements of the Companies are incorrect, Purchaser shall only be deemed damaged to the extent the net changes in assets and liabilities described in such representations result in a decrease in net assets of the Companies as of the date hereof.

		b. AMOUNT OF MINIMUM CLAIM. No claim or claims in the aggregate for indemnity shall be made under this Section
10 for the first $50,000 in aggregate indemnified loss or losses.

		c.      MAXIMUM LIABILITY.  The aggregate total
liability of each Selling Shareholder under this Agreement shall not exceed $200,000.

		d. STOCK OPTIONS. To the extent Purchaser has made claims against a Selling Shareholder for indemnification pursuant to clause a. above and such Selling Shareholder has not satisfied such claims, such Selling Shareholder agrees to escrow any shares of common stock of Purchaser issued as a result of the exercise of stock options granted by Purchaser to such Selling Shareholder until such claims have been fully and finally resolved. The foregoing shall not keep such Selling Shareholder from selling any such shares; however, following such sale, the net proceeds from the sale shall be held in escrow in place of the applicable shares. In connection with the foregoing, the applicable Selling Shareholder and Purchaser agree to appoint counsel to Signal as the escrow agent for such shares and agree that they will enter into an escrow agreement reasonably acceptable to both parties and to such counsel at the time the escrow is funded with shares and/or the proceeds from the sale of shares.

		11.     DEFAULTS AND REMEDIES.

a.      DEFAULT BY THE SELLING SHAREHOLDERS; TERMINA-
TION. If before the Closing, the Selling Shareholders fail to perform or abide by any of their obligations or covenants set forth in this Agreement for any reason other than (i) the termination of this Agreement by the Selling Shareholders or the Purchaser pursuant to any right to terminate expressly set forth in this Agreement, or (ii) the Purchaser's failure to perform the Purchaser's obligations under this Agreement, or if any of the Selling Shareholders representations or warranties set forth in
Section 4, are materially inaccurate or materially untrue, then the Purchaser, in addition to any other remedies available to Purchaser, shall have the right:

	  (1)     To terminate this Agreement by giving
written notice thereof to the Selling Shareholders and neither the Purchaser, nor the Selling Shareholders shall have any further rights or obligations hereunder, PROVIDED, HOWEVER, that if the Selling Shareholders enter into a letter or intent or any other agreement relating to the acquisition of a material portion of (i) the outstanding capital stock either of the Companies, or
(ii) the Companies' Assets, before March 3, 1998, whether directly or indirectly through purchase, merger, consolidation or otherwise, and such transaction is ultimately consummated, then, upon the closing of such transaction, the Selling Shareholders will pay, or cause the Companies to pay, to the Purchaser the sum of $200,000.00 in cash; or

	  (2)     To enforce specific performance of the
obligations of the Selling Shareholders under Section 1 of this Agreement.

	  b. DEFAULT BY THE PURCHASER; TERMINATION. If the Purchaser fails to perform any of the Purchaser's obligations at the Closing for any reason other than (i) the termination of this Agreement by the Selling Shareholders or the Purchaser pursuant to any right to terminate expressly set forth in this Agreement, or (ii) the Selling Shareholders' failure to perform their obligations under this Agreement, then the Selling Shareholders, as their sole and exclusive remedy, shall have the right to either (1) terminate this Agreement by giving written notice thereof to the Purchaser, and neither the Purchaser, nor the Selling Shareholders shall have any further rights or obligations under this Agreement, or (2) enforce specific performance of the obligations of the Purchaser under Section 1 of this Agreement.

		12.     MISCELLANEOUS.

	  a. EXPENSES. Whether or not the transactions contemplated hereby shall be consummated, each of the Purchaser, the Companies and the Selling Shareholders shall bear its own costs and expenses as incurred through Closing in connection with the negotiation, preparation, execution and consummation of this Agreement and in connection with the performance of and compliance with this Agreement including, but not limited to, legal and accounting expenses.

	  b. NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given upon receipt if personally delivered, or if mailed, first class, registered or certified mail, postage prepaid, three (3) days after mailing in the United States mails to the parties, or to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the following addresses and numbers or at such other address or number as shall be given in writing by similar notice by any party to the other:

	  (1)     if to the Selling Shareholders, to:

					Mr. Lee Ellis
					1602 Harold
					Houston, Texas  77006

					Mr. Jimmy Metyko
					2205 Albans Road
					Houston, Texas 77005

				(2)     if to Purchaser, to:

					Signal Apparel Company, Inc.
					200-A Manufacturers Road
					Chattanooga, Tennessee 37405
					Attention:  David E. Houseman
					    Chief Executive Officer
					Telecopy No. (423) 752-2048

					with a copy to:

					Gary W. Miller, Esquire
					Boyar, Simon, & Miller
					4265 San Felipe, Suite 1200
					Houston, Texas  77027
					Telecopy No. (713) 552-1758

	  d. ASSIGNMENT. It is anticipated that the Purchaser may assign its rights under this Agreement to an affiliate prior to the Closing Date. No such assignment shall be made until such affiliate executes and delivers to the Companies an instrument in writing pursuant to which the affiliate agrees to all of the terms and provisions of this Agreement and confirms the representations and warranties made by the Purchaser as if the affiliate were the Purchaser hereunder. Such assignment shall not relieve Purchaser of its obligations hereunder.

	  e. SUCCESSORS BOUND. Subject to the provisions of Section 12.d., this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

	  f. SCHEDULES; SECTION AND PARAGRAPH HEADINGS; CONSTRUCTION. All schedules attached hereto and referenced herein shall clearly set forth which information contained therein applies to Big Ball, which information applies to Print the Planet and which information applies to both of the Companies. The section and paragraph headings in this Agreement are for reference purposes only and shall not be deemed to constitute a part of this Agreement or used to construe the meaning of this Agreement. Any references to a "Section" herein shall mean to a section of this Agreement, unless specifically provided to the contrary.

	  g. GENDER. Any gender used herein shall be construed to include all other genders and the singular shall be construed to include the plural and vice versa where necessary to give effect to this Agreement.

	  h. ENTIRE AGREEMENT. This Agreement, the exhi-bits, annexes and schedules hereto and the documents specifically referred to herein constitute the entire agreement, understand-ing, representations and warranties of the parties hereto with respect to the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings related to the subject matter hereof. All the terms, provisions, covenants, representations, warranties and conditions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors.

	  i. WAIVER. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a wavier of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

	  j. AMENDMENTS AND WAIVERS IN WRITING. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all parties hereto, or in the case of a waiver, by the party waiving compliance.

	  k. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

	  l. GOVERNING LAW; VENUE. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas. Venue for any cause of action, controversy or dispute regarding this Agreement or the subject matter hereof shall be proper only in Harris County, Texas.

	  m.      LIST OF SCHEDULES AND EXHIBITS.  The
following is a list of the Schedules and Exhibits attached to this Agreement:

	SCHEDULE             BRIEF DESCRIPTION

	2.a.            Tangible Personal Property
	2.b.            Inventory
	2.c.            Contracts and Deposits
	2.d.            Letters of Credit and Performance
			Bonds
	2.e.            Licenses
	2.f.            Computer Programs
	2.j.            Accounts and Notes Receivable
	2.k.            Licenses and Permits
	2.m.            Arrangement with Athletes and other
			Sports-Related Celebrities
	2.n.            Intellectual Property
	4.a.            List of Selling Shareholders and
			Number of Shares Owned
	4.b             List of Subsidiaries and
			Jurisdictions
	4.c.            Obligations and Agreements
			Relating to Stock
	4.g-1   Security Interests and Encumbrances
	4.g.-2  Disclosures Relating to Buildings
			and Equipment
	4.h.            Disclosure of Certain Charges or Events
	4.i.            Indebtedness
	4.j-1   List of Guaranties and Contingent
			Liabilities
	4.j-2   List of Guaranties of Selling Shareholders
	4.1.            List of Company's Tax Audits
	4.r.            Policies of Insurance
	4.t.            Claims, Suits and Proceedings
	4.v-1   Names and Rates of Compensation of
			Officers and Employees
	4.v.2   Employee Benefit Pension Plans
	4.w.            Banking, Safe Deposit and Credit
			Arrangements and Powers of Attorney
	4.z.            Interests in Competitors, Suppliers and
			Customers
	4.aa.(2)        Hazardous Materials Disclosures

	EXHIBITS                            DESCRIPTION

	1(c)            Employment Agreement
	8.e.            Mutual Release
	8.f.-1          Release of Judgement
	8.f.-2          Agreed Motion to Dissolve Permanent
Injunction

THE REGISTRANT HEREBY UNDERTAKES TO SUPPLEMENTALLY FURNISH COPIES
OF ANY OF THE ABOVE OMITTED SCHEDULES AND EXHIBITS UPON REQUEST
OF THE S.E.C. STAFF.



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			   - 25 -


		IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto, to be effective as of the date first above written.

THE PURCHASER:

SIGNAL APPAREL COMPANY, INC.

    /s/ David E. Houseman
By:_____________________________
   David E. Houseman, Chief
   Executive Officer

ELLIS:

/s/ Lee Ellis
________________________________
Lee Ellis


METYKO:

/s/ Jimmy Metyko
________________________________
Jimmy Metyko







			   - 26 -